YLL – TSX.V
News Release #09-11

July 13, 2009

YALE AND CANDEV FORMALIZE PURCHASE/OPTION OF DOS NACIONES.

Yale Resources Ltd. (TSX-V - YLL and Frankfurt - YAB) is pleased to report that the Company has formalized the sale/option of the Dos Naciones Property with Candev Resource Exploration Inc. (OTCBB – CVRX).

Candev has paid Yale $35,000 for a 50% undivided interest in the property and has the rights to acquire an additional 30% (for a total 80% interest) by undertaking a total of $800,000 in exploration expenditures and issuing Yale 800,000 shares in Candev in the following manner:

1)	on or before July 7, 2010, issue 200,000 shares of common stock to Yale and fund expenditures on the Property totalling CDN$150,000;

2)	on or before July 7, 2011, issue an additional 250,000 shares of common stock to Yale and fund additional expenditures on the Property totalling CDN$250,000; and

3)	on or before July 7, 2012, issue an additional 350,000 shares of common stock to Yale and fund additional expenditures on the Property totalling CDN$400,000.

Yale will be the operator of the project for the first year of the agreement after which Candev may become operator at their choosing. If Candev were to not complete the additional earn-in (the option) Yale will have the right to purchase Candev’s interest for $17,500 to regain a 100% interest in the property.

The 2,391 hectare (23.91 square km) Dos Naciones property is located approximately 160 km northeast of Hermosillo in the heart of Sonora’s porphyry district. The property contains multiple areas of historic mining. The potential for a porphyry-style target within the property is evidenced by multiple skarn bodies occurring in association with a regional magnetic anomaly that measures 2 km in diameter.

On behalf of the Board,

“Ian Foreman”
Ian Foreman, P.Geo.
President

For additional information on Yale Resources please call the Company at 604-678-2531.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.
Statements in this press release, other than purely historical information, including statements relating to the Company’s future plans and objectives or expected results, may include forward-looking statements. Forward-looking statements are based on numerous assumptions and are subject to all of the risks and uncertainties inherent in resource exploration and development. As a result, actual results may vary materially from those described in the forward-looking statements.

400 – 409 Granville St., Vancouver, B.C., V6C 1T2, Canada
Phone: 604-678-2531 – Fax: 604-678-2532